CONSENT OF COUNSEL

We hereby consent to the use of our name and to the reference to our Firm under the caption “Counsel” in the Prospectus of F/m Emerald Special Situations ETF and under the caption “Counsel” in the Statements of Additional Information that are included in Post-Effective Amendment Nos. 410/415 to the Registration Statement (No. 033-20827; 811-05518) on Form N-1A of The RBB Fund, Inc., under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, respectively. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
FAEGRE DRINKER BIDDLE & REATH LLP

Philadelphia, Pennsylvania

August 31, 2026